Exhibit 7.1

Computation of Ratio of Earnings to Fixed Charges

(i)	Excluding interest on retail deposits

	Year ended December 31
	2017 £m	2016 £m	2015 £m	2014 £m	2013 £m
Profit on continuing operations before tax	1,817	1,917	1,345	1,399	1,109
Fixed charges: interest expense (B) (1)	772	994	1,141	1,291	1,549
Preference security dividend requirements of consolidated subsidiaries	(19)	(12)	—	—	—
Earnings before taxes and fixed charges (A)	2,570	2,899	2,486	2,690	2,658

Ratio of earnings to fixed charges (A/B)	333	292	218	208	172

(ii)	Including interest on retail deposits

	Year ended December 31
	2017 £m	2016 £m	2015 £m	2014 £m	2013 £m
Profit on continuing operations before tax	1,817	1,917	1,345	1,399	1,109
Fixed charges: interest expense (B) (1)	2,102	2,885	3,120	3,363	4,207
Preference security dividend requirements of consolidated subsidiaries	(19)	(12)	—	—	—
Earnings before taxes and fixed charges (A)	3,900	4,790	4,465	4,762	5,316

Ratio of earnings to fixed charges (A/B)	186	166	143	142	126

Note

(1)	Includes the amortisation of discounts and premiums on debt securities in issue.